As filed with the Securities and Exchange Commission on March 20, 2014

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-1

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

TABLEAU SOFTWARE, INC.

(Exact name of Registrant as specified in its charter)

Delaware	7372	47-0945740
(State or other jurisdiction of Incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification No.)

837 North 34th Street, Suite 200

Seattle, Washington 98103

(206) 633-3400

(Address, including zip code and telephone number, of Registrant’s principal executive offices)

Christian Chabot

Chief Executive Officer

Tableau Software, Inc.

837 North 34th Street, Suite 200

Seattle, Washington 98103

(206) 633-3400

(Name, address, including zip code and telephone number, including area code, of agent for service)

Copies to:

Jodie M. Bourdet Charles S. Kim Cooley LLP 101 California Street, 5th Floor San Francisco, California 94111 (415) 693-2000	Keenan Conder Vice President, General Counsel and Corporate Secretary Tableau Software, Inc. 837 North 34th Street, Suite 200 Seattle, Washington 98103 (206) 633-3400	Gordon K. Davidson Jeffrey R. Vetter James D. Evans Fenwick & West LLP 1191 Second Avenue, 10th Floor Seattle, Washington 98101 (206) 389-4510

Approximate date of commencement of proposed sale to the public: As soon as practicable after this Registration Statement becomes effective.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act, check the following box.  ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☒ (File No. 333-194600)

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐
Non-accelerated filer	☒ (Do not check if a smaller reporting company)	Smaller reporting company	☐

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered	Amount to be Registered(1)(2)	Proposed Maximum Aggregate Offering Price per Share	Proposed Maximum Aggregate Offering Price(3)	Amount of Registration Fee(4)
Class A Common Stock, $0.0001 per share par value	575,000	$89.25	$51,318,750	$6,610

(1)	Includes 75,000 shares that the underwriters have the option to purchase.
(2)	The Registrant is registering 575,000 shares pursuant to this Registration Statement, which shares are in addition to the 4,025,000 shares registered pursuant to the Form S-1 Registration Statement (File No. 333-194600).
(3)	Estimated solely for the purpose of computing the amount of the registration fee pursuant to Rule 457(a) under the Securities Act of 1933, as amended. Includes the aggregate offering price of additional shares that the underwriters have the option to purchase.
(4)	The registration fee is based upon the public offering price.

This Registration Statement shall become effective upon filing in accordance with Rule 462(b) under the Securities Act of 1933.

EXPLANATORY NOTE AND INCORPORATION OF

CERTAIN INFORMATION BY REFERENCE

Pursuant to Rule 462(b) under the Securities Act of 1933, as amended, Tableau Software, Inc. (the “Registrant”) is filing this Registration Statement on Form S-1 (this “Registration Statement”) with the Securities and Exchange Commission (the “Commission”). This Registration Statement relates to the public offering of securities contemplated by the Registration Statement on Form S-1, as amended (File No. 333-194600) (the “Prior Registration Statement”), which the Registrant originally filed with the Commission on March 14, 2014, and which the Commission declared effective on March 20, 2014.

The Registrant is filing this Registration Statement for the sole purpose of increasing the aggregate number of shares of Class A common stock offered by the Registrant by 575,000 shares, 75,000 of which may be sold by the Registrant in the event the underwriters exercise their option to purchase additional shares of the Registrant’s Class A common stock. The additional shares that are being registered for sale are in an amount and at a price that together represent no more than 20% of the maximum aggregate offering price set forth in the Calculation of Registration Fee table contained in the Prior Registration Statement. The information set forth in the Prior Registration Statement and all exhibits to the Prior Registration Statement are hereby incorporated by reference into this Registration Statement.

The required opinion and consents are listed on the Exhibit Index attached hereto and filed herewith.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant has duly caused this registration statement on Form S-1 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Seattle, State of Washington, on this 20th day of March, 2014.

TABLEAU SOFTWARE, INC.

By:	/s/ Christian Chabot
Christian Chabot
Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Christian Chabot Christian Chabot	Chief Executive Officer, Co-founder and Chairman of the Board (Principal Executive Officer)	March 20, 2014

/s/ Thomas E. Walker, Jr. Thomas E. Walker, Jr.	Chief Financial Officer (Principal Financial and Accounting Officer)	March 20, 2014

* Patrick Hanrahan	Chief Scientist, Co-founder and Director	March 20, 2014

* Christopher Stolte	Chief Development Officer, Co-founder and Director	March 20, 2014

* Forest Baskett	Director	March 20, 2014

* Scott Sandell	Director	March 20, 2014

* Brooke Seawell	Director	March 20, 2014

* Elliott Jurgensen, Jr.	Director	March 20, 2014

* John McAdam	Director	March 20, 2014

*Pursuant to Power of Attorney

By:	/s/ Thomas E. Walker, Jr.
Thomas E. Walker, Jr.

EXHIBIT INDEX

Exhibit Number	Description

5.1	Opinion of Cooley LLP.

23.1	Consent of Cooley LLP (included in Exhibit 5.1).

23.2	Consent of PricewaterhouseCoopers LLP, Independent Registered Public Accounting Firm.

24.1	Power of Attorney (incorporated by reference to Exhibit 24.1 of the Registration Statement on Form S-1 (File No. 333-194600)).